EXHIBIT 10.2


February 19, 1999

Dear Andy,

Based on our meeting yesterday and my previous discussions with the Board of Directors, we are please to offer you the position of President, CEO and Director of Applied Biometrics Inc. The significant terms and conditions of this position are as follows:

          DUTIES: This position provides overall leadership and management of the Company. As President and CEO, you will direct the affairs of the Company in concert with the Board of Directors. As a Director, you will share in the responsibility for all facets of corporate activity. The president and CEO reports directly to the Board of Directors.

          COMPENSATION: An annual base salary of $175,000.00 is provided as well as a $50,000.00 annual bonus issued at the discretion of the Board of Directors and based on the achievement of predetermined goals and milestones.

          STOCK OPTION: The Board of Directors will issue a stock option for 250,000 shares of Applied Biometrics stock. The exercise price of this option will be the NASDAQ market close price on the date of this letter. The option vests at the rate of 1/3 immediately, 1/3 after twelve months and 1/3 after 24 months.

          STARTING DATE: March 1, 1999

          PAID DAYS OFF / HOLIDAY: You will have 20 days of paid time available per year, which you may use for vacation or illness. Paid days off may be used in the year earned or carried forward for up to one year. The Company provides six major holidays, plus two floating holidays per year.

          MEDICAL INSURANCE: The Company provides comprehensive major medical coverage for employees and dependents. The Company pays 85% of the monthly premium, with the employee paying 15%.

          EXPENSES: You will be entitled to a $500.00 per month car allowance. All other reasonable business expenses for travel, etc. will be reimbursed.

          SEVERANCE: Your employment agreement will include a provision for six months of severance pay in the event the Board of Directors terminates your employment for reasons other than cause or lack of performance.

This offer should not be constructed as an employment contract or agreement. Your employment at Applied Biometrics under the terms and conditions outlined above should be regarded as an at-will relationship with the Company. The above-mentioned conditions and benefits reflect our current corporate policies and are subject to change. You will be expected to sign a formal employment agreement, which will include confidential information and intellectual property provisions.

I am looking forward to having you join the team here at Applied Biometrics. Your experience and enthusiasm will be instrumental to our success. Please acknowledge your acceptance by signing where indicated below and returning one copy. Please treat these terms as confidential and call should you have any questions.



/s/ Joseph A Marino             /s/ Andrew M. Weiss            February 19, 1999
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Joseph A Marino, President      Andrew M. Weiss                Date